Exhibit 10.1

Dana Incorporated World Headquarters P.O. Box 1000 Maumee, Ohio 43537-7000 Dana.com

June 11, 2026

Byron S. Foster

Dear Mr. Foster:

On behalf of Dana Incorporated (the “Company”), I am pleased to offer you the position of Chief Executive Officer of the Company, effective as of July 1, 2026 (the “Effective Date”), on the terms and conditions set forth in this letter agreement (this “Letter”).

1. Position and Duties

As Chief Executive Officer, you will report directly to the Board of Directors (the “Board). You will have the duties, responsibilities and authority customarily associated with the chief executive officer role, together with such additional duties consistent with your position as may be assigned by the Board. Your principal place of employment will be Novi, Michigan, subject to such travel as is reasonably necessary to perform your duties. During your employment, you will devote substantially all of your business time and attention to the business and affairs of the Company and its affiliates, subject to customary exceptions for personal investments, charitable and civic activities, and service on outside boards as approved in advance by the Board (or an appropriate Committee thereof).

2. Board Service

In recognition of your current service as a member of the Company’s Board, for so long as you serve as Chief Executive Officer, the Company will nominate you for reelection to the Board at each applicable annual meeting, subject to the fiduciary duties of the Board and the recommendation of the Nominating and Governance Committee. Upon any termination of your employment for any reason, you agree to resign, effective immediately, from the Board and from any other positions you hold with the Company or any of its affiliates, unless otherwise requested by the Board.

3. Base Salary

Beginning on the Effective Date, your annual base salary will be $1,000,000 (the “Base Salary”), payable in accordance with the Company’s regular payroll practices and subject to applicable withholding and deductions. Your Base Salary will be reviewed periodically by the Compensation Committee of the Board (the “Compensation Committee) and may be increased from time to time.

4. Annual Incentive Opportunity

For each fiscal year during your employment, you will be eligible to participate in the Company’s annual incentive program, with a target annual incentive opportunity equal to 150% of Base Salary. Any annual incentive earned will be based on the achievement of performance goals established by the Compensation Committee, and will be subject to the terms of the applicable plan or program, including any continued-employment requirement through the applicable payment date, except as otherwise expressly provided herein or in the applicable plan.

5. Equity Awards

Subject to approval by the Compensation Committee, you will be eligible to participate in the Company’s regular annual long-term incentive program for senior executives beginning with the 2027 grant cycle, subject to the terms and conditions of the applicable plan and award agreements.

Dana Incorporated World Headquarters P.O. Box 1000 Maumee, Ohio 43537-7000 Dana.com

6. Employee Benefits and Perquisites

You will be entitled to participate in the employee benefit plans, programs and arrangements generally made available to the Company’s senior executives, subject to the eligibility requirements and other terms of those plans and programs as in effect from time to time. Nothing in this Letter shall limit the Company’s ability to amend, modify or terminate any employee benefit plan, program or arrangement at any time, subject to the terms of such plan, program or arrangement and applicable law.

7. Severance and Change in Control Protections

Your rights, if any, to severance payments or benefits upon a termination of employment, whether in connection with a termination by the Company without Cause, by you for Good Reason, or in connection with a Change in Control, will be subject to the terms and conditions described in the Dana Incorporated Executive Severance Plan and the Dana Incorporated Amended and Restated Change in Control Severance Plan (the “Severance Plans”). For purposes of this Letter, “Cause,” “Good Reason,” and “Change in Control” will have the meanings set forth in the Severance Plans or applicable incentive plans, or if not defined there, such terms will be defined in the definitive agreements implementing these arrangements.

8. Restrictive Covenants; Company Policies

As a condition of your employment and your receipt of the compensation and benefits described in this Letter, you will remain subject to the Company’s applicable policies and codes of conduct, including those relating to confidentiality, protection of Company property, insider trading, hedging and pledging, stock ownership guidelines, and recoupment or clawback. You will also remain bound by, or contemporaneously enter into, such agreements regarding confidential information and intellectual property, non-competition, non-solicitation, non-disparagement, employee cooperation, and other restrictive covenants as the Company determines appropriate for your position, in each case to the extent enforceable under applicable law. Nothing in this Letter or in any Company policy or agreement is intended to prohibit or restrict you from reporting possible violations of law or regulation to, or otherwise communicating directly with, any governmental, regulatory, or self-regulatory authority, including the Securities and Exchange Commission, or from making other disclosures that are protected under applicable law or regulation.

9. Clawback and Recoupment

Notwithstanding anything to the contrary in this Letter or any other agreement or plan, all compensation and benefits payable or provided to you under this Letter will be subject to recoupment, recovery, cancellation or forfeiture as required by applicable law, SEC rules, applicable stock exchange listing standards, or any Company compensation recovery, clawback or similar policy as in effect from time to time.

10. Section 409A

The intent of the parties is that payments and benefits under this Letter comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Letter shall be interpreted and administered accordingly. To the extent required to avoid accelerated taxation and penalties under Section 409A, any payments or benefits payable upon a termination of employment will be made only upon your “separation from service” within the meaning of Section 409A. Each payment or installment payable under this Letter is intended to constitute a separate payment for purposes of Section 409A. To the extent required by Section 409A, if you are a “specified employee” on the date of your separation from service, any payments or benefits payable upon separation that constitute nonqualified deferred compensation and are not otherwise exempt from Section 409A will be delayed until the first business day following the six-month anniversary of your separation from service (or, if earlier, your death). Any reimbursement or in-kind benefit provided under this Letter that constitutes deferred compensation subject to Section 409A shall be provided in a manner consistent with Section 409A.

Dana Incorporated World Headquarters P.O. Box 1000 Maumee, Ohio 43537-7000 Dana.com

11. Withholding; No Tax Gross-Up

All amounts payable under this Letter will be subject to applicable withholding and deductions. Except as expressly provided herein, the Company will not provide any tax gross-up or other reimbursement for taxes imposed on you with respect to any compensation or benefits payable under this Letter.

12. Employment Status

Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment relationship at any time, with or without Cause, and with or without prior notice, subject to the terms of this Letter.

13. Miscellaneous

This Letter constitutes the entire agreement between you and the Company with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings, agreements, negotiations and discussions, whether oral or written, regarding such subject matter. This Letter may be amended only by a written agreement signed by you and an authorized representative of the Company. This Letter will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. This Letter may be executed in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

Please indicate your acceptance of this offer and the terms of this Letter by signing below and returning a copy to the Company. We are pleased to extend this offer and look forward to your continued leadership of the Company.

Sincerely,

Douglas H. Liedberg

Senior Vice President, Chief Legal and Human Resources Officer, Corporate Secretary

Dana Incorporated

Accepted and Agreed:

Byron S. Foster

Signature:	/s/ Byron S. Foster

Date:	June 11, 2026